As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-  _______

  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

  FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHARLIE’S HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	84-1575085
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1007 Brioso Drive
Costa Mesa, CA 92627
 (Address of Principal Executive Offices)

Charlie’s Holdings, Inc. 2019 Omnibus Equity Incentive Plan
True Drinks Holdings, Inc. 2013 Stock Incentive Plan
(Full title of the plan)

Brandon Stump
Chief Executive Officer
Charlie’s Holdings, Inc.
1007 Brioso Drive
Costa Mesa, CA 92627
(949) 531-6855
 (Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group,
a Professional Corporation
655 West Broadway, Suite 870
San Diego, California 92101
Tel: (619) 272-7050
Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable pursuant to the True Drinks Holdings, Inc. 2013 Stock Incentive Plan	100,000,000	$0.005	$500,000.00	$54.55
Common Stock, $0.001 par value per share, issuable pursuant to the Charlie’s Holdings, Inc. 2019 Omnibus Equity Incentive Plan	1,107,254,205	$0.005	$5,536,271.03	$604.01
TOTAL	1,207,254,205		$6,036,271.03	$658.56

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the Registrant’s of common stock of the Registrant on January 10, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Charlie’s Holdings, Inc., formerly True Drinks Holdings, Inc. (the “Registrant”), to register a total of 1,207,254,205 shares of its common stock, $0.001 par value per share (“Common Stock”), of which up to 100,000,000 additional shares of Common Stock may be issued pursuant to the True Drinks Holdings, Inc. 2013 Stock Incentive Plan (the “2013 Plan”), and 1,107,254,205 shares of Common Stock may be issued pursuant to the Charlie’s Holdings, Inc. 2019 Omnibus Equity Incentive Plan (the “2019 Plan” and, together with the 2013 Plan, the “Plans”).

The Registrant previously registered shares available for issuance under the 2013 Plan on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 14, 2015 (Registration No. 333-206926) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement relating to the 2013 Plan, and all periodic reports filed by the Registrant after the Prior Registration Statement to maintain current information about the Registrant, are hereby incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on April 14, 2020;

(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 15, 2020, August 14, 2020 and November 13, 2020, respectively; and

(c)
The Registrant’s Current Reports on Form 8-K, as filed with the SEC on February 19, 2020, April 14, 2020, May 8, 2020, September 1, 2020, October 2, 2020, November 2, 2020, November 3, 2020, December 15, 2020, as amended on December 16, 2020; and

(d)
The description of the Registrant’s Common Stock set forth under the caption “Description of Our Securities” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-1 (File No. 333-217340), originally filed with the SEC on April 17, 2017, as amended from time to time.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

        Not applicable.

Item 5.          Interests of Named Experts and Counsel

        Not applicable.

Item 6.          Indemnification of Directors and Officers

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.          Exemption from Registration Claimed

        Not applicable.

Item 8.          Exhibits

Exhibit No.	Document Description	Incorporation by Reference
5.1	Opinion and Consent of Disclosure Law Group	Filed herewith.

23.1	Consent of Baker Tilly US, LLP	Filed herewith.

23.2	Consent of Disclosure Law Group (included as part of Exhibit 5.1)

99.1	True Drinks Holdings, Inc. 2013 Stock Incentive Plan	Incorporated by reference from Exhibit 10.17 to the Annual Report on Form 10-K, filed March 31, 2014.

99.2	Charlie’s Holdings, Inc. 2019 Omnibus Equity Incentive Plan	Incorporated by reference from Appendix B to the Definitive Information Statement on Schedule 14C, filed May 28, 2019.

Item 9.          Undertakings

(a)      The undersigned Registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Costa Mesa, State of California, on January 15, 2021.

Charlie’s Holdings, Inc.

By: /s/ Brandon Stump
Name: Brandon Stump
Title: Chief Executive Officer and Chair of Baord

POW ER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brandon Stump and David Allen, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brandon Stump Brandon Stump	Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2021

/s/ David Allen David Allen	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 15, 2021

/s/ Ryan Stump Ryan Stump	Chief Operating Officer and Director	January 15, 2021

/s/ Scot Cohen Scot Cohen	Director	January 15, 2021

/s/ Jeffrey Fox Jeffrey Fox	Director	January 15, 2021

/s/ Keith Stump Keith Stump	Director	January 15, 2021